Exhibit 24.1
POWER OF ATTORNEY
     Each person whose signature appears below constitutes and appoints Cary L. Deacon and J. Reid Porter, or either of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Annual Report on Form 10-K and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Signature	Title	Date

/s/ Cary L. Deacon Cary L. Deacon	President and Chief Executive Officer and Director (principal executive officer)	June 11, 2010

/s/ J. Reid Porter J. Reid Porter	Chief Financial Officer (principal financial and accounting officer)	June 11, 2010

/s/ Eric H. Paulson Eric H. Paulson	Chairman of the Board	June 11, 2010

/s/ Keith A. Benson Keith A. Benson	Director	June 11, 2010

/s/ David F. Dalvey David F. Dalvey	Director	June 11, 2010

/s/ Timothy R. Gentz Timothy R. Gentz	Director	June 11, 2010

/s/ Frederick C. Green IV Frederick C. Green IV	Director	June 11, 2010

/s/ Deborah L. Hopp Deborah L. Hopp	Director	June 11, 2010

/s/ Kathleen P. Iverson Kathleen P. Iverson	Director	June 11, 2010

/s/ Tom F. Weyl Tom F. Weyl	Director	June 11, 2010